Exhibit 99.1
Special Meeting of Shareholders
of
IMAX CORPORATION
(the “Company”)
September 28, 2010
FINAL REPORT ON VOTING RESULTS
Election of Directors
By a vote by way of show of hands, Eric A. Demirian was elected as a Class II director and I. Martin Pompadur was elected as a Class III director of the Company, each for a term expiring in 2011. Management received proxies from the shareholders to vote for the two directors nominated for election as follows:

Director	Votes For	Votes Withheld	NonVote

Eric A. Demirian	36,902,257	206,630
I. Martin Pompadur	36,813,342	275,495	20,050
In addition to the foregoing directors, the following directors continued in office: Neil S. Braun, Kenneth G. Copland, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, Marc A. Utay and Bradley J. Wechsler.
There were no other matters coming before the meeting that required a vote by the shareholders.